UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 23, 2012

Obagi Medical Products, Inc.
(Exact name of registrant as specified in its charter)

001-33204
(Commission File Number)

Delaware	22-3904668
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806
 (Address of principal executive offices, with zip code)

(562) 628-1007
(Registrant’s telephone number, including area code)
Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

 On October 23, 2012, Obagi Medical Products, Inc. (the “Company”) and its wholly-owned subsidiary, OMP, Inc. (together with the Company, the “Obagi Parties”), entered into a Confidential Settlement Agreement and Release (the “Agreement”) with National Fire Insurance Company of Hartford and American Casualty Company of Reading, PA (collectively, the “Insurers”), relating to the previously disclosed legal proceedings between the Obagi Parties and the Insurers (the “Coverage Action”).  Such proceedings related to the scope of coverage the Insurers were required to provide the Obagi Parties in defending the complaint and arbitration proceedings filed against the Obagi Parties by Zein E. Obagi, M.D., ZO Skin Health, Inc. and certain of their affiliates, which were subsequently settled in May 2011. Pursuant to the Agreement, the Obagi Parties will release the Insurers of all claims that the Obagi Parties did assert and could have asserted in the motions filed by the Obagi Parties against the Insurers and in the Coverage Action.  In consideration for the final disposition of the matter, the Insurers paid the Company $14.0 million. As the matter was handled on a contingency basis, the Company recorded $8.4 million as a gain on legal settlement.

The description of the Agreement set forth above is qualified in its entirety by reference to the actual terms of  such Agreement which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference herein.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
10.1
Confidential Settlement Agreement and Release, dated October 23, 2012, by and among National Fire Insurance Company of Hartford and American Casualty Company of Reading, PA, on the one hand, and the Company and OMP, Inc. on the other hand

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OBAGI MEDICAL PRODUCTS, INC.

Date: October 29, 2012	By:	/s/ Preston S. Romm
Preston S. Romm
Chief Financial Officer